Varilease Finance, Inc.
6340 South 3000 East, Suite 400
Salt Lake City, UT 84121
www.vfi.net
tel 801.733.8100
MASTER LEASE AGREEMENT

MASTER LEASE AGREEMENT (“Master Agreement”) made as of May 12, 2015, between VARILEASE FINANCE, INC., a Michigan corporation, having its chief executive offices at 6340 South 3000 East, Suite 400, Salt Lake City, UT 84121 (“Lessor”) and COMSTOCK MINING INC., a Nevada corporation, having its chief executive offices at 1200 American Flat Road, Virginia City, NV 89440 (“Lessee”).

1.    LEASE
On the terms and conditions of this Master Agreement, Lessor shall lease to Lessee, and Lessee shall hire from Lessor, the items of personal property described in the Schedule(s) (collectively the "Equipment", and individually an "Item") which shall incorporate this Master Agreement. Subject to Section 16(a)(viii), each Schedule shall constitute a separate and independent lease and contractual obligation of Lessee. The term "Lease" shall refer to an individual Schedule that incorporates this Master Agreement. In the event of a conflict between this Master Agreement and any Schedule, the language of the Schedule shall prevail. The Lease shall be effective upon execution by Lessor at its offices.

2.    TERM
(a) The term of the Lease may be comprised of a Progress Funding Term, Installation Term and Base Term. The Progress Funding Term for each Item, if applicable, shall commence on the date the Authorization for Progress Payment (“Authorization”) is executed and shall end on the date specified on the Installation Certificate (the “Installation Date”). The Installation Term shall commence on the Installation Date, and terminate on the first day of the calendar quarter following the Installation Date (the "Base Term Commencement Date"). The Base Term of the Lease shall begin on the Base Term Commencement Date, and shall, subject to Section 19(b), end on the last day of the last month of the Base Term. The date of installation for any Item shall be the earlier of either (i) the Installation Date, or (ii) if Lessee does not, for any reason, sign an Installation Certificate the date shall be the date Lessee received the Equipment.

(b) In the event Lessee requests, for its benefit, that Lessor advance payments to supplier(s) or manufacturer(s) of the Equipment (collectively “Supplier(s)”) during the period prior to Lessee’s delivery of the Installation Certificate and make progress payments to such Supplier(s) or otherwise reimburse Lessee for deposits, if any, made to such Supplier(s) (all such Lessor payments and reimbursements collectively referred to as “Progress Payments”), Lessor may, in its sole discretion, accommodate such requests by Lessee, and make such Progress Payments pursuant to the terms provided for in this Section 2(b). Lessee shall pay to Lessor a daily pro rata rental fee (“Rental Fee”) from the date of execution of the Authorization for each Item of Equipment through the Installation Date calculated by multiplying the Base Lease Rate Factor specified in the applicable Schedule times the amount of such Progress Payment divided by 30. This Rental Fee will be billed monthly to Lessee. If all of the Equipment to be included in the applicable Schedule is not accepted by Lessee within 90 days of the date of Lessor’s execution of the applicable Schedule (the “Funding Cut-Off Date”), Lessor may, at its sole option, pursue any one of the following options: (i) commence the term of any Schedule (using the Funding Cut-Off Date as the Installation Date) based on the portion of the Equipment that has been delivered to Lessee and paid for by Lessor as of the Funding Cut-Off Date; (ii) extend the Progress Funding Term and establish a new Funding Cut-Off Date; or (iii) demand that the Lessee pay to Lessor a total amount equal to all Progress Payments paid to Supplier(s) on behalf of Lessee, plus all pro rata rentals, taxes, late fees and other payments which are due and owing under this Master Agreement. Should such demand be made by Lessor, Lessee hereby unconditionally agrees to reimburse said amounts to Lessor in full within three (3) business days of said demand, and upon receipt of said payment in full, Lessor shall release Lessee from further payment obligations under the applicable Schedule. Lessor hereby reserves the right to terminate the Progress Funding Term at any time if Lessor determines, at Lessor’s sole discretion, that there has been an adverse change in Lessee’s financial condition, at which time Lessor may elect either (i), (ii), or (iii) above. Notwithstanding anything to the contrary in the Lease, for purposes of this Section 2(b)(iii), in the event such demand for reimbursement is made by Lessor and Lessee fails to reimburse Lessor in accordance with the terms herein, such failure shall automatically constitute an Event of Default, Lessee shall waive any right to cure or remedy the default as otherwise provided in Section 16(a), and Lessor shall be entitled to pursue all of its available remedies under the Lease. Additionally, during the term of the Lease, in any jurisdiction where the Uniform Commercial Code is in effect, Lessee grants to Lessor a security interest in any and all goods, chattels, fixtures, equipment, assets, accounts receivable, contract rights, general intangibles and property of every kind wherever located in which Lessee has any interest and proceeds thereof, and agrees that any security interest created by this Master Agreement secures any and all obligations of Lessee and those of any affiliate of Lessee to Lessor whether now in existence and/or to come into existence.

3.    RENTAL
(a) The rental amount payable to Lessor by Lessee for the Equipment will be as set forth on the Schedule ("Base Monthly Rental"). As rent for Equipment, Lessee shall pay Lessor in immediately available funds and in advance on the Base Term Commencement Date and on the first day of each calendar month during the Base Term of the Lease the Base Monthly Rental, and upon receipt of an invoice, an amount equal to 1/30th of the Base Monthly Rental for each Item times the number of days which will elapse from the date such Item was installed to the Base Term Commencement Date of the Lease. Each remittance from Lessee to Lessor shall contain information as to the Lease for which payment is made. In the event of a partial installation of less than all the Equipment prior to the Base Term Commencement Date, Lessee shall pay pro rata rental for such Items of Equipment upon receipt of invoice for same.

(b) For any payment of rent or other amount due under a Lease which is past due, interest shall accrue at the rate of 2% per month, from the date such payment was due until payment is received by Lessor, or if such rate shall exceed the maximum rate of interest allowed by law, then at such maximum rate. SUBJECT TO THE PROVISIONS OF SECTION 19(b), THIS IS A NON-CANCELABLE, NON-TERMINABLE LEASE OF EQUIPMENT FOR THE ENTIRE LEASE TERM AS PROVIDED IN EACH SCHEDULE HERETO.

4.    TAXES
Lessee shall immediately reimburse Lessor for (or pay directly, but only if instructed by Lessor) all taxes, fees, and assessments that may be imposed by any taxing authority on the Equipment, on its purchase, ownership, delivery, possession, operation, rental, return to Lessor or its purchase by Lessee (collectively, Taxes); provided, however, that Lessee shall not be liable for any such Taxes (whether imposed by the United States of America or by any other domestic or foreign taxing authority) imposed on or measured by Lessor's net income or tax preference items. Lessee's obligation includes, but is not limited to, the obligation to pay all license and registration fees, recycling fees, and all sales, use, personal property, recordation and other taxes and governmental charges, together with any penalties, fines and interest thereon, that may be imposed during the Base Term and any extension or renewal term of the applicable Schedule, including reasonable administrative costs incurred by Lessor in connection with the set-up, revisions, reporting, filing and payment of any taxes due hereunder or in connection with the Equipment. Lessor shall report and file any and all Taxes and shall invoice Lessee for same. Lessee shall promptly reimburse Lessor for all Taxes and hold Lessor harmless with respect to any non-payment thereof.

5.    NET LEASE
The Lease is a net lease, it being the intention of the parties that all costs, expenses and liabilities associated with the Equipment or its lease shall be borne by Lessee. Lessee's agreement to pay all obligations under the Lease, including but not limited to Base Monthly Rental, is absolute and unconditional and such agreement is for the benefit of Lessor and its Assignee(s). Lessee's obligations shall not be subject to any abatement, deferment, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever. Except as may be otherwise expressly provided in the Lease, it shall not terminate, nor shall the obligations of Lessee be affected by reason of any defect in or damage to, or any loss or destruction of, or obsolescence of, the Equipment or any Item from any cause whatsoever, or the interference with its use by any private person, corporation or governmental authority, or as a result of any war, riot, insurrection or an Act of God. It is the express intention of Lessor and Lessee that all rent and other sums payable by Lessee under the Lease shall be, and continue to be, payable in all events throughout the term of the Lease. The Lease shall be binding upon the Lessee, its successors and permitted assigns and shall inure to the benefit of Lessor and its Assignee(s).

6.    INSTALLATION, RETURN AND USE OF EQUIPMENT
(a) Upon delivery of the Equipment to Lessee, Lessee shall pay all transportation, installation, rigging, packing and insurance charges with respect to the Equipment. In the case of a sale and leaseback transaction, Lessee shall, upon the request of Lessor, certify the date the Equipment was first put into use. Lessee will provide the required electric current and a suitable place of installation for the Equipment with all appropriate facilities as specified by the manufacturer. No cards, tapes, disks, data cells or other input/output and storage media may be used by Lessee to operate any Item unless it meets the specifications of the manufacturer. Lessee agrees that it will not install, or permit the installation of, the Equipment without Lessor's consent.

(b) Provided that no Event of Default shall have occurred, Lessee shall, at all times during the term of the Lease, be entitled to unlimited use of the Equipment. Lessee will at all times keep the Equipment in its sole possession and control. The Equipment shall not be moved from the location stated in the Schedule without the prior written consent of Lessor and in no event shall the Equipment be moved outside the continental, contiguous United States. Lessee will comply with all laws, regulations, and ordinances, and all applicable requirements of the manufacturer of the Equipment that apply to the physical possession, use, operation, condition, and maintenance of the Equipment. Lessee agrees to obtain all permits and licenses necessary for the operation of the Equipment.
(c) Lessee shall not without the prior written consent of Lessor, affix or install any accessory, feature, equipment or device to the Equipment or make any improvement, upgrade, modification, alteration or addition to the Equipment (any such accessory, feature, equipment, device or improvement, upgrade, modification, alteration or addition affixed or installed is an "Improvement"). Title to all Improvements shall, without further act, upon the making, affixing or installation of such Improvement, vest solely in Lessor, except such Improvements as may be readily removed without causing material damage to the Equipment and without in any way affecting or impairing the originally intended function, value or use of the Equipment. Removal of the Improvement shall be performed by the manufacturer, at the sole expense of Lessee. Provided the Equipment is returned to Lessor in the condition required by the Lease, including, but not limited to coverage under the manufacturer's standard maintenance contract, title to the Improvement shall vest in the Lessee upon removal. Any Improvement not removed from the Equipment prior to return shall at Lessor's option remain the property of Lessor and shall be certified for maintenance by the manufacturer, at Lessee's expense.

Lessee shall notify Lessor in writing no less than thirty (30) days prior to the desired installation date of the type of Improvement Lessee desires to obtain. Lessor may, at any time within ten (10) days after receipt of the notice offer to provide the Improvement to Lessee upon terms and conditions to be mutually agreed upon. Lessee shall notify Lessor of any third party offers and shall lease the Improvement from Lessor if Lessor meets the terms of the third party offer.

If Lessee leases an Improvement from Lessor, such lease shall be under a separate Schedule, the Improvement shall not be placed in service by Lessee prior to acquisition by Lessor, and Lessee shall execute and deliver any document necessary to vest title to such Improvement in Lessor.

During the term of the Lease and any renewal term, Lessee shall cause all Improvements to be maintained, at Lessee's expense, in accordance with the requirements of Section 7. Unless otherwise agreed to by Lessor, upon the expiration or earlier termination of the term of the Lease, any Improvement shall be de-installed and removed from the Equipment by the manufacturer, at Lessee's expense. If the Improvement is removed, the Equipment shall be restored to its unmodified condition and shall be certified for maintenance by the manufacturer, at Lessee's expense.

In the event an Improvement is provided to Lessee by a party other than Lessor, Lessee shall cause such party to execute and deliver to Lessor such documents as shall be required by Lessor to protect the interests of Lessor and any Assignee in the Equipment, this Master Agreement and any Schedule.

(d) Subject to Section 19(b), Lessee shall, at the termination of the Lease, at its expense, cause the Equipment to be decontaminated and remove all proprietary data from any and all memory storage devices from the Equipment, by the manufacturer or other entity approved by Lessor, in accordance with manufacturer specifications and all applicable laws, rules and regulations, if any (and provide to Lessor documentation verifying such decontamination and proprietary data removal), de-install, pack and return the Equipment to Lessor at such location within the continental United States as shall be designated by Lessor in the same operating order, repair, condition and appearance as of the date the Equipment was installed, reasonable wear and tear excepted, with all current engineering changes prescribed by the manufacturer of the Equipment or a maintenance contractor approved by Lessor (the "Maintenance Organization") incorporated in the Equipment. Until the return of the Equipment to Lessor, Lessee shall be obligated to pay the Base Monthly Rental and all other sums due under the Lease. Upon redelivery to Lessor, Lessee shall arrange and pay for such repairs (if any) as are necessary for the manufacturer of the Equipment to accept the Equipment under a maintenance contract at its then standard rates.

(e) Lessee shall comply in all material respects with all present and future federal, state, regional and municipal laws, statutes, ordinances, regulations, rules, judicial and similar requirements of all federal, state, regional and municipal governmental agencies, bodies or officials or other governmental entities with legal authority pertaining to the protection of human or wildlife health and safety or the environment, including, without limitation, any such laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements regulating or relating to Hazardous Materials (defined below) or to the generation, use, storage, release, presence, disposal, transport, or handling of any other substance, oil, oil byproducts, gas element, or material which has the potential to pollute, contaminate or harm any land, subsurface area, water source or watercourse, air or other natural resource, hereinafter referred to as “Environmental Laws”.

“Hazardous Materials” is defined as any hazardous or toxic substance, material or waste that is or becomes regulated under any applicable local, state or federal law, including, but not limited to, those substances, materials, and waste listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or defined by the Environmental Protection Agency (“EPA”) as “any material that poses a threat to human health and/or the environment. Typical Hazardous substances are toxic, corrosive, ignitable, explosive, or chemically reactive”.

7.    MAINTENANCE AND REPAIRS
Lessee shall, during the term of the Lease, maintain in full force and effect a contract with the manufacturer of the Equipment or Maintenance Organization covering at least prime shift maintenance of the Equipment. Lessee upon request shall furnish Lessor with a copy of such maintenance contract as amended or supplemented. During the term of the Lease, Lessee shall, at its expense, keep the Equipment in good working order, repair, appearance and condition and make all necessary adjustments, repairs and replacements, all of which shall become the property of Lessor. Lessee shall not use or permit the use of the Equipment for any purpose for which, the Equipment is not designed or intended.

8.    OWNERSHIP, LIENS AND INSPECTIONS
(a) Lessee shall keep the Equipment free from any marking or labeling which might be interpreted as a claim of ownership by Lessee or any party other than Lessor and its Assignee(s), and shall affix and maintain tags, decals or plates furnished by Lessor on the Equipment indicating ownership and title to the Equipment in Lessor or its Assignee(s). Upon reasonable notice to Lessee, Lessor or its agents shall have access to the Equipment and Lessee's books and records with respect to the Lease and the Equipment at reasonable times for the purpose of inspection and for any other purposes contemplated by the Lease, subject to the reasonable security requirements of Lessee.

(b) Lessee shall execute and deliver such instruments, including Uniform Commercial Code financing statements, as are required to be filed to evidence the interest of Lessor and its Assignee(s) in the Equipment or the Lease. Lessee has no interest in the Equipment except as expressly set forth in the Lease, and that interest is a lease-hold interest. Lessor and Lessee agree, and Lessee represents for the benefit of Lessor and its Assignee(s) that the Lease is intended to be a "finance lease" and not a "lease intended as security " as those terms are used in the Uniform Commercial Code; and that the Lease is intended to be a "true lease" as the term is commonly used under the Internal Revenue Code of 1986, as amended.

(c) LESSEE SHALL KEEP THE LEASE, THE EQUIPMENT AND ANY IMPROVEMENTS FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES OF WHATSOEVER KIND (EXCEPT THOSE CREATED BY LESSOR) AND LESSEE SHALL NOT ASSIGN THE LEASE OR ANY OF ITS RIGHTS UNDER THE LEASE OR SUBLEASE ANY OF THE EQUIPMENT OR GRANT ANY RIGHTS TO THE EQUIPMENT

WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. No permitted assignment or sublease shall relieve Lessee of any of its obligations under the Lease and Lessee agrees to pay all costs and expenses Lessor may incur in connection with such sublease or assignment. Lessee grants to Lessor the right of first refusal on any sublease or other grant of Lessee's rights to the Equipment.

9.    DISCLAIMER OF WARRANTIES
(a) LESSOR LEASES THE EQUIPMENT "AS IS," AND BEING NEITHER THE MANUFACTURER OF THE EQUIPMENT NOR THE AGENT OF EITHER THE MANUFACTURER OR SELLER, LESSOR DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR PERFORMANCE OF THE EQUIPMENT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WITH RESPECT TO PATENT INFRINGEMENTS OR THE LIKE. LESSOR SHALL HAVE NO LIABILITY TO LESSEE OR ANY OTHER PERSON FOR ANY CLAIM, LOSS OR DAMAGE OF ANY KIND OR NATURE WHATSOEVER, NOR SHALL THERE BE ANY ABATEMENT OF RENTAL FOR ANY REASON INCLUDING CLAIMS ARISING OUT OF OR IN CONNECTION WITH (i) THE DEFICIENCY OR INADEQUACY OF THE EQUIPMENT FOR ANY PURPOSE, WHETHER OR NOT KNOWN OR DISCLOSED TO LESSOR, (ii) ANY DEFICIENCY OR DEFECT IN THE EQUIPMENT, (iii) THE USE OR PERFORMANCE OF THE EQUIPMENT, OR (iv) ANY LOSS OF BUSINESS OR OTHER CONSEQUENTIAL LOSS OR DAMAGE, WHETHER OR NOT RESULTING FROM ANY OF THE FOREGOING.

(b) For the term of the Lease, Lessor assigns to Lessee (to the extent possible), and Lessee may have the benefit of, any and all manufacturer's warranties, service agreements and patent indemnities, if any, with respect to the Equipment; provided, however, that Lessee's sole remedy for the breach of any such warranty, indemnification or service agreement shall be against the manufacturer of the Equipment and not against Lessor, nor shall any such breach have any effect whatsoever on the rights and obligations of Lessor or Lessee with respect to the Lease.

(c) NO REPRESENTATIONS OR WARRANTIES OF THE MANUFACTURER OR DISTRIBUTOR OF THE EQUIPMENT, OR ANY OTHER THIRD PARTY, CAN BIND LESSOR, AND LESSEE ACKNOWLEDGES AND AGREES THAT LESSOR SHALL HAVE NO OBLIGATIONS WITH RESPECT TO THE EQUIPMENT EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR OTHER DOCUMENT EXECUTED BY LESSOR.

10.    ASSIGNMENT
(a) Lessee acknowledges and understands that Lessor may assign to a successor, financing lender and/or purchaser (the "Assignee"), all or any part of the Lessor's right, title and interest in and to the Lease and the Equipment and Lessee hereby consents to such assignment(s). In the event Lessor transfers or assigns, or retransfers or reassigns, to an Assignee all or part of Lessor's interest in the Lease, the Equipment or any sums payable under the Lease (including any extension rentals, purchase sums or new schedule rentals which may become due at the end of the Base Term), whether as collateral security for loans or advances made or to be made to Lessor by such Assignee or otherwise, Lessee covenants that, upon receipt of notice of any such transfer or assignment and instructions from Lessor,

(i) Lessee shall, if so instructed, pay and perform its obligations under the Lease to the Assignee (or to any other party designated by Assignee), and shall not assign the Lease or any of its rights under the Lease or permit the Lease to be amended, modified, or terminated without the prior written consent of Assignee; and

(ii) Lessee's obligations under the Lease with respect to Assignee shall be absolute and unconditional and not be subject to any abatement, reduction, recoupment, defense, offset or counterclaim for any reason, alleged or proven, including, but not limited to, defect in the Equipment, the condition, design, operation or fitness for use of the Equipment or any loss or destruction or obsolescence of the Equipment or any part, the prohibition of or other restrictions against Lessee's use of the Equipment, the interference with such use by any person or entity, any failure by Lessor to perform any of its obligations contained in the Lease, any insolvency or bankruptcy of Lessor, or for any other cause; and

(iii) Lessee shall, upon request of Lessor, submit documents and certificates as may be reasonably required by Assignee to secure and complete such transfer or assignment, including but not limited to the documents set forth in Section 15(c) of this Master Agreement.

(iv) Lessee shall deliver to Assignee copies of any notices which are required under the Lease to be sent to Lessor; and

(v) Lessee shall, if requested, restate to Assignee the representations, warranties and covenants contained in the Lease (upon which Lessee acknowledges Assignee may rely) and shall make such other representations, warranties and covenants to Assignee as may be reasonably required to give effect to the assignment.

(b) Lessor shall not make an assignment or transfer to any Assignee who shall not agree that, so long as Lessee is not in default under the Lease, such Assignee shall take no action to interfere with Lessee's quiet enjoyment and use of the Equipment in accordance with the terms of the Lease. No such assignment or conveyance shall relieve Lessor of its obligations under the Lease and Lessee agrees it shall not look to any Assignee to perform any of Lessor's obligations under the Lease. No such assignment shall increase Lessee's obligations nor decrease Lessee's rights hereunder.

11.    QUIET ENJOYMENT
Lessor covenants that so long as Lessee is not in default under a Lease, Lessor shall take no action to interfere with Lessee's possession and use of the Equipment subject to and in accordance with the provisions of the Lease.

12.    INDEMNIFICATION
Except for the sole and gross negligence or willful misconduct of Lessor or Assignee, Lessee shall and does agree to indemnify, protect, defend, save and keep harmless Lessor and its Assignee(s) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, or expenses of any kind and nature whatsoever, including but not limited to attorneys fees (including without limitation attorneys fees in connection with the enforcement of this indemnification) which may be imposed upon, incurred by or asserted against Lessor or its Assignee(s) in any way relating to or arising out of the Lease, the manufacture, ownership, lease, possession, use, condition, operation, accident in connection with the Equipment

(including, without limitation, those claims based on latent and other defects, whether or not discoverable, or claims based on strict liability, or any claim for patent, trademark or copyright infringement, or claims for any damages to any person or property, any costs associated with, or any fines caused by violation of any Environmental Laws) or Lessee’s failure to protect or remove proprietary data from memory storage devices. Lessor's and its Assignee’s rights arising from this Section shall survive the expiration or other termination of the Lease. Nothing in this Section shall limit or waive any right of Lessee to proceed against the manufacturer of the Equipment.

13.    RISK OF LOSS
(a) Lessee assumes and shall bear the entire risk of loss and damage, whether or not insured against, of the Equipment from any and every cause whatsoever, and damage caused by the Equipment to the environment, any person or property, as of the date the Equipment is delivered to Lessee.

(b) In the event of loss or damage of any kind to any Item, Lessee shall use all reasonable efforts to place the Item in good repair, condition and working order to the reasonable satisfaction of Lessor within sixty (60) days of such loss or damage, unless the Lessor, in its sole discretion, determines in writing within twenty (20) days of receiving notice from the Lessee of such damage that such Item has been irreparably damaged, in which case Lessee shall, within ten (10) days of the Lessor's determination of irreparable loss, make its election to either pay Lessor the Stipulated Loss Value for the irreparably damaged Item or replace the irreparably damaged Item, all as provided in this Section. The Stipulated Loss Value will start at 110% of Lessor’s original equipment cost and decline by 1.25% per month during the Base Term and will not decline any further after the expiration of the Base Term. To the extent that the Item is damaged but not irreparably damaged and if Lessee is entitled, pursuant to the insurance coverage, to obtain proceeds from such insurance for the repair of the Item, Lessee (provided no Event of Default has occurred under the Lease) may arrange for the disbursement of such proceeds to the manufacturer or other entity approved by Lessor to perform the repairs to pay the cost of repair. However, Lessee's obligation to timely repair the damaged Item is not contingent upon receipt of such insurance proceeds.

(c) In the event that Lessee elects to pay Lessor the Stipulated Loss Value for the irreparably damaged Item, Lessee shall (i) pay such amount (computed as of the first day of the month following the determination of the irreparable damage by the Lessor) to Lessor on the first day of the month following the election by Lessee as provided in (b) above, (ii) pay all Base Monthly Rental for the Item up to the date that the Stipulated Loss Value is paid to Lessor; and (iii) arrange with the applicable insurance company (with the consent of Lessor) for the disposition of the irreparably damaged Item. If not all the Equipment is irreparably damaged, the Value for Calculation of Stipulated Loss Value ("Value") as set forth on the Schedule for the irreparably damaged Item shall be multiplied by the applicable Stipulated Loss Value percentage to compute the Stipulated Loss Value for such irreparably damaged Item, and the Base Monthly Rental for the undamaged Equipment remaining due (after payment of the Stipulated Loss Value for the irreparably damaged Item) shall be that amount resulting from multiplying the original Base Monthly Rental by the ratio of the Value of the undamaged Equipment divided by the Value for all the Equipment prior to the damage.

(d) If Lessee elects to replace the irreparably damaged Item, Lessee shall continue all payments under the Lease without interruption, as if no such damage, loss or destruction had occurred, and shall replace such irreparably damaged Item, paying all such costs, associated with the replacement, and Lessee shall be entitled to insurance proceeds up to the amount expended by Lessee in effecting the replacement. Lessee shall within twenty (20) days following the date of determination of irreparable damage by the Lessor, effect the replacement by replacing the irreparably damaged Item with a "Replacement Item" so that Lessor has good, marketable and unencumbered title to such Replacement Item. The Replacement Item shall have a fair market value equal to or greater than the Item replaced, and anticipated to have a fair market value at the expiration of the Base Term equal to the fair market value that the replaced Item would have had at the end of the Base Term, and be the same manufacture, model and type and of at least equal capacity to the Item for which the replacement is being made. Upon delivery, such Replacement Item shall become subject to all of the terms and conditions of the Lease and, for the avoidance of doubt, ownership of such Replacement Item shall immediately vest in Lessor free and clear of all claims, liens and encumbrances. Lessee shall execute all instruments or documents necessary to effect the foregoing.

(e) For purposes of this Section 13, the term "fair market value" shall mean the price of the Equipment delivered and installed at Lessee's location that would be obtained in an arm's-length transaction between an informed and willing buyer-lessee under no compulsion to buy or lease and an informed and willing seller-lessor under no compulsion to sell or lease. If Lessor and Lessee are unable to agree upon fair market value, such value shall be determined, at Lessee's expense, in accordance with the foregoing definition, by three independent appraisers, one to be appointed by Lessee, one to be appointed by Lessor and the third to be appointed by the first two.

14.    INSURANCE
During the term of the Lease, Lessee, at its own expense, shall maintain in regard to the Equipment all risk insurance (in an amount not less than the Stipulated Loss Value) and comprehensive public liability insurance, including any claims caused from the breach of any Environmental Laws involving the Equipment, in amounts and with carriers reasonably satisfactory to Lessor. Any such insurance shall name Lessor and the Assignee(s) as additional insured and, as for the all risk insurance, loss payees as their interests may appear. All such insurance shall provide that it may not be terminated, canceled or altered without at least thirty (30) days' prior written notice to Lessor and its Assignee(s). Coverage afforded to Lessor shall not be rescinded, impaired, or invalidated by any act or neglect of Lessee. Lessee agrees to supply to Lessor, upon request, evidence of such insurance.

15.    REPRESENTATIONS AND WARRANTIES OF LESSEE; FINANCIAL STATEMENTS
(a) Lessee represents and warrants to Lessor and its Assignee(s) (i) that the execution, delivery and performance of this Master Agreement and the Lease was duly authorized and that upon execution of this Master Agreement and the Lease by Lessee and Lessor, this Master Agreement and the Lease will be in full force and effect and constitute a valid legal and binding obligation of Lessee, and enforceable against Lessee in accordance with their respective terms; (ii) the Equipment is accurately described in the Lease and all documents of Lessee relating to the Lease; (iii) that Lessee is in good standing in the jurisdiction of its incorporation and/or organization and in any jurisdiction in which any of the Equipment is located; (iv) that no consent or approval of, giving of notice to, registration with, or taking of any other action in respect of, any state, federal or other government authority or agency is required with respect to the execution, delivery and performance by the Lessee of this Master Agreement or the Lease or, if any such approval, notice, registration or action is required, it has been obtained; (v) that the entering into and performance of this Master Agreement and the Lease will not violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Articles of Incorporation, Bylaws, Articles of Organization and/or Operating Agreements or result in any breach of, or constitute a default under, or result in the creation of any lien, charge, security interest or other encumbrance upon any assets of Lessee or upon the Equipment pursuant to any instrument to which Lessee is a party or by which it or its property may be bound, which has not been either waived or consented to in writing; (vi) there are no actions, suits or proceedings pending, or to the knowledge of Lessee, threatened, before any court or administrative agency, arbitrator or governmental body which will, if determined adversely to Lessee, materially adversely affect its ability to perform its obligations under the Lease or any related agreement to which it is a party; (vii) that aside from this Master Agreement and the Lease there are no additional agreements between Lessee and Lessor relating to the Equipment, and (viii) that any and all financial statements and other information with respect to Lessee supplied to Lessor at the time of execution of the Lease and any amendment, are true and complete. The foregoing representations and warranties shall survive the execution and delivery of the Lease and any amendments hereto and shall upon the written request of Lessor, be made to Lessor's Assignee(s).

(b) Prior to and during the term of the Lease, Lessee will furnish Lessor with Lessee's annual audited financial statements no later than ninety (90) days after its fiscal year end, and a copy of its quarterly unaudited financial statements within forty-five (45) days after the end of each fiscal quarter. In the event Lessee is a public company, its financial statements shall be available based upon the requirements of the Securities and Exchange Commission and Lessor shall obtain such financial statements through public domain. If Lessee is a subsidiary of another company, Lessee shall supply such company's financial statements and guarantees as are reasonably acceptable to Lessor. Lessor's obligations to perform under any Lease is subject to the condition that the financial statements furnished to Lessor by Lessee present the financial condition and results of operations of Lessee and its affiliated corporations and/or companies, if any, and any guarantor of Lessee's obligations under any Lease, as of the date of such financial statements, and that since the date of such statements there have been no material adverse changes in the assets or liabilities, the financial condition or other condition which in Lessor's or Assignee(s) sole discretion are deemed to be materially adverse. Lessee shall also provide Lessor with such other statements concerning the Lease and the condition of the Equipment as Lessor may from time to time request.

(c) Upon Lessor's request, Lessee shall, with respect to each Lease, deliver to Lessor (i) a certificate of a secretarial officer of Lessee certifying the bylaw, resolution (specific or general) or corporate action authorizing the transactions contemplated in the Lease; (ii) an incumbency certificate certifying that the person signing this Master Agreement and the Lease holds the office the person purports to hold and has authority to sign on behalf of Lessee; (iii) an opinion of Lessee's counsel with respect to the representations in Section 15(a) (other than 15(a)(ii), 15(a)(vi), 15(a)(vii) or 15(a)(viii)); (iv) an agreement with Lessor's Assignee with regard to any assignment as referred to in Section 10; (v) the purchase documents if Lessee has sold or assigned its interest in the Equipment to Lessor; (vi) an insurance certificate evidencing the insurance provided by Lessee pursuant to Section 14; and (vii) an Installation Certificate duly executed by Lessee. Failure by Lessee to deliver any of these documents when due shall operate, at Lessor's option, to continue the Installation Term for the Lease thus delaying the Base Term Commencement Date, or to increase the Base Monthly Rental to recover costs incurred by Lessor consequent to the delay or the termination of the Lease as provided in Section 16.

16.    DEFAULT, REMEDIES
(a) The following shall be deemed "Events of Default" under the Lease:

(i) Lessee fails to pay any installment of rent or other charge or amount due under the Lease when the same becomes due and payable and such failure continues for fifteen (15) days after its due date; or

(ii) Except as expressly permitted in the Lease, Lessee attempts to remove, sell, encumber, assign or sublease or fails to insure any of the Equipment, or fails to deliver any documents required of Lessee under the Lease without the prior written consent of Lessor; or

(iii) Any representation or warranty made by Lessee or Lessee's guarantor in the Lease or any document supplied in connection with the Lease or any financial statement is misleading or materially inaccurate; or

(iv) Lessee fails to observe or perform any of the other obligations required to be observed by Lessee under the Lease and such failure continues uncured for twenty (20) days after its occurrence thereof; or

(v) Lessee or Lessee's guarantor ceases doing business as a going concern; makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated a bankrupt or an insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting or fails to deny the material allegations of a petition filed against it in any such proceeding; consents to or acquiesces in the appointment of a trustee, receiver, or liquidator for it or of all or any substantial part of its assets or properties, or if it or its trustee, receiver, liquidator or shareholders shall take any action to effect its dissolution or liquidation;

(vi) If within thirty (30) days after the commencement of any proceedings against Lessee or Lessee’s guarantor seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment (with or without Lessee’s or Lessee’s guarantor’s consent) of any trustee, receiver or liquidator of it or all of or any substantial part of its respective assets and properties, such appointment shall not be vacated;

(vii) Lessee or any guarantor of Lessee shall suffer an adverse change in its financial condition after the date hereof as determined by Lessor in its sole discretion, or there shall occur a substantial change in ownership of the outstanding stock of the Lessee, any subsidiary of Lessee or a substantial change in its board of directors, members or partners;

(viii) Lessee shall be in default of any other Schedule or agreement executed with Lessor or under any agreement with any other party that in Lessor's sole opinion is a material agreement; or shall fail to sign and deliver to Lessor any document requested by Lessor in connection with this Master Agreement or shall fail to do anything determined by Lessor to be necessary or desirable to effectuate the transaction contemplated by this Master Agreement or to protect Lessor’s rights and interest in this Master Agreement and Equipment; or shall fail to provide financial statements to Lessor as provided for in Section 15 (b) hereof.

(ix) Lessee breaches any license or other agreement for software.

(x) Failure of Lessee to promptly execute and deliver to Lessor any document required under Section 10 of this Master Agreement.

(b) Lessee shall immediately notify Lessor of the occurrence of an Event of Default or any event that would become an Event of Default. Upon the happening of any Event of Default, Lessor may declare the Lessee to be in default. Upon a declaration of default, Lessor may immediately apply the Security Deposits (as defined and set forth in Section 18) to any one or more of the obligations of Lessee to Lessor, including unpaid rent, fees, costs, charges, expenses and/or the Stipulated Loss Value or as otherwise provided for in any Schedule to this Master Agreement. The application of the Security Deposits shall not be in lieu of, but shall be in addition to all other remedies available to Lessor under the Master Agreement and applicable law. Lessee authorizes Lessor at any time thereafter that such default is continuing, with or without terminating the Lease, to enter any premises where the Equipment may be and take possession of the Equipment. Lessee shall, upon such declaration of default, without further demand, immediately pay Lessor an amount which is equal to (i) any unpaid amount due on or before Lessor declared the Lease to be in default, plus (ii) as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the Stipulated Loss Value for the Equipment computed as of the date the last Base Monthly Rental payment was due prior to the date Lessor declared the Lease to be in default, together with interest, as provided herein, plus (iii) all attorney and court costs incurred by Lessor relating to the enforcement of its rights under the Lease. After an Event of Default, at the request of Lessor and to the extent requested by Lessor, Lessee shall immediately comply with the provisions of Section 6(d) and Lessor may sell the Equipment at private or public sale, in bulk or in parcels, with or without notice, without having the Equipment present at the place of sale; or Lessor may lease, otherwise dispose of or keep idle all or part of the Equipment, subject, however, to its obligation to mitigate damages. The proceeds of sale, lease or other disposition, if any, of the Equipment shall be applied: (1) to all Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of the Equipment including actual attorney fees; then (2) to the extent not previously paid by Lessee, to pay Lessor the Stipulated Loss Value for the Equipment and all other sums owed by Lessee under the Lease, including any unpaid rent which accrued to the date Lessor declared the Lease to be in default and indemnities then remaining unpaid under the Lease; then (3) to reimburse to Lessee Stipulated Loss Value previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in (1) and (2) immediately. If Lessee breaches Section 19(l) of this Master Agreement with regard to Software (as hereinafter defined), Lessee shall be liable to Lessor for additional damages in an amount equal to the original purchase price paid by Lessor for the Software, and in addition, at Lessor’s option, Lessor shall be entitled to injunctive and other equitable relief. The exercise of any of the foregoing remedies by Lessor shall not constitute a termination of the Lease unless Lessor so notifies Lessee in writing. Lessor may also proceed by appropriate court action, either at law or in equity to enforce performance by Lessee of the applicable covenants of the Lease or to recover damages for the breach of the Lease. Upon the happening of an Event of Default by Lessee with regard to Software under Section 19(l) of this Lease, Lessor may elect any of the following remedies: (i) by notice to Lessee, declare any License agreement with respect to Software terminated, in which event the right and License of Lessee to use the Software shall immediately terminate and Lessee shall thereupon cease all use of the Software and return all copies thereof to Lessor or original Licensor; (ii) have access to and disable the Software by any means deemed necessary by Lessor, for which purposes Lessee hereby expressly consents to such access and disablement, promises to take no action that would prevent or interfere with Lessor’s ability to perform such access and disablement, and waives and releases any and all claims that it has or might otherwise have for any and all losses, damages, expenses, or other detriment that it might suffer as a result of such access and disablement. Lessee agrees that the detriment that Lessor will suffer as a result of a breach by Lessee of the obligations contained in this Master Agreement cannot be adequately compensated by monetary damages, and therefore Lessor shall be entitled to injunctive and other equitable relief to enforce the provisions of this paragraph. LESSEE AGREES THAT LESSOR SHALL HAVE NO DUTY TO MITIGATE LESSOR’S DAMAGES UNDER ANY SCHEDULE BY TAKING LEGAL ACTION TO RECOVER THE SOFTWARE FROM LESSEE OR ANY THIRD PARTY, OR TO DISPOSE OF THE SOFTWARE BY SALE, RE-LEASE OR OTHERWISE.

(c) The waiver by Lessor of any breach of any obligation of Lessee shall not be deemed a waiver of any future breach of the same or any other obligation. The subsequent acceptance of rental payments under the Lease by Lessor shall not be deemed a waiver of any such prior existing breach at the time of acceptance of such rental payments. The rights afforded Lessor under Section 16 shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for the Lease or now or later existing in law (including as appropriate all the rights of a secured party or lessor under the Uniform Commercial Code) or in equity and Lessor's exercise or attempted exercise of such rights or remedies shall not preclude the simultaneous or later exercise of any or all other rights or remedies.

(d) In the event Lessee shall fail to perform any of its obligations under the Lease, then Lessor may perform the same, but shall not be obligated to do so, at the cost and expense of Lessee. In any such event, Lessee shall promptly reimburse Lessor for any such costs and expenses incurred by Lessor.

(e) In the event Lessor believes in good faith that the Equipment is in danger of misuse, abuse or confiscation or to be in any other way threatened; or believes in good faith that the Equipment is no longer sufficient; or believes in good faith for any other reason that the prospect for payment or performance has become impaired, Lessor shall have the right, in its sole discretion, to either require additional collateral or declare the entire indebtedness under any Schedule immediately due and payable.

17.    LESSOR'S TAX BENEFITS
Lessee acknowledges that Lessor shall be entitled to claim all tax benefits, credits and deductions related to the Equipment for federal income tax purposes including, without limitation: (i) deductions on Lessor's cost of the Equipment for each of its tax years during the term of the Lease under any method of depreciation or other cost recovery formula permitted by the Internal Revenue Code of 1986, as amended (hereinafter called the "Code"), and (ii) interest deductions as permitted by the Code on the aggregate interest paid to any Assignee (hereinafter collectively "Lessor's Tax Benefits").

Lessee agrees to take no action inconsistent (including the voluntary substitution of Equipment) with the foregoing or which would result in the loss, disallowance, recapture or unavailability to Lessor of Lessor's Tax Benefits. Lessee hereby indemnifies Lessor and its Assignee(s) from and against (a) any loss, disallowance, unavailability or recapture of Lessor's Tax Benefits resulting from any action or failure to act of Lessee, including replacement of the Equipment, plus (b) all interest, penalties, costs, (including actual attorney fees), or additions to tax resulting from such loss, disallowance, unavailability or recapture.

18.    SECURITY DEPOSIT
Lessor acknowledges receipt of the security deposit(s) identified on each of the Schedules to this Master Agreement or otherwise provided to Lessor (the “Security Deposits”).  Lessee hereby grants to Lessor a security interest in each of the Security Deposits, to secure all obligations of Lessee under this Master Agreement and all Schedules hereto, including but not limited to, all payment obligations and all other obligations of Lessee to Lessor for which Lessee is now or may in the future become liable.  Lessee authorizes Lessor to file all financing statements, amendments to financing statements and other documents as may be required, if any, with any public filing agency in any jurisdiction, to advise of Lessor’s interest in the Security Deposits.  Lessee agrees to execute such additional documents or instruments as may be deemed advisable or necessary by Lessor in order to maintain and continue such security interest.

19.    GENERAL
(a) The Lease shall be deemed to have been made and delivered in the State of Michigan and shall be governed in all respects by the laws of such State. LESSEE AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS IN THE STATE OF MICHIGAN IN ALL MATTERS RELATING TO THE LEASE, THE EQUIPMENT, AND THE CONDUCT OF THE RELATIONSHIP BETWEEN LESSOR AND LESSEE. THE PARTIES HERETO AGREE THAT IN THE EVENT OF AN ALLEGED BREACH OF THIS MASTER AGREEMENT OR ANY DOCUMENTS RELATING THERETO BY EITHER PARTY, OR ANY CONTROVERSIES ARISE BETWEEN THE PARTIES RELATING TO THIS MASTER AGREEMENT OR ANY DOCUMENTS RELATING THERETO, SUCH CONTROVERSIES SHALL BE TRIED BY A JUDGE ALONE BEFORE THE FEDERAL OR STATE COURTS IN OAKLAND COUNTY, MICHIGAN. THE PARTIES, HAVING HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOOSING, HEREBY KNOWINGLY AND VOLUNTARILY CONSENT TO MICHIGAN JURISDICTION AS SET FORTH HEREIN AND WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY MATTER RELATING TO THIS MASTER AGREEMENT OR ANY DOCUMENTS RELATED THERETO.

(b) Provided no Event of Default has occurred and is continuing, and provided no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, upon the completion of the Base Term of any Schedule, Lessee shall, upon giving ninety (90) days prior written notice to Lessor by certified mail, elect one of the following options: (i) purchase all, but not less than all, of the Items of Equipment on the applicable Schedule for a price to be agreed upon by both Lessor and any applicable Assignee and Lessee, (ii) extend the Schedule for all, but not less than all, of the Items of Equipment on the applicable Schedule for an additional twelve (12) months at the Base Monthly Rental then in effect or (iii) return all, but not less than all of the Items of Equipment on the applicable Schedule to Lessor at Lessee’s expense to a destination within the Continental United States as directed by Lessor, provided that for option (iii) to apply, Lessee shall have paid all late charges, interest, taxes, penalties due under the Lease, Lessee agrees to pay to Lessor an additional per diem rent (“Hold Over Rent”) in an amount equal to one hundred twenty five percent (125%) of the Base Monthly Rental then in effect divided by thirty (30) until all Items of Equipment are received by Lessor, Lessee shall have complied with Sections 6 (a), (b), (c) and Section 7 hereof, and Lessee shall immediately pay to Lessor a Terminal Rental Adjustment Cost (“TRAC”) in an amount equal to subsection (ii) above. Provided that Lessee selects option (iii), Lessor shall use its best efforts to remarket the Equipment and remit to Lessee any amount collected by Lessor less its reasonable remarketing costs which shall include, without limitation, costs of repossession, reconfiguration, de-installation and installation, refurbishment, storage, and freight charges and legal fees, whether in house or to third parties. With respect to option (i) and option (iii), both Lessor and Lessee shall have absolute and sole discretion regarding the terms and conditions of the agreement to the purchase price of the Equipment. In the event that Lessor and Lessee have not agreed to either option (i) or option (iii) by the conclusion of the Base Term, or if Lessee fails to provide notice of its election via certified mail at least one hundred eighty (180) days prior to the termination of the Base Term, then option (ii) shall automatically apply at the end of the Base Term. At the conclusion of option (ii) above, the Lease shall continue for successive six (6) month renewals at the payment specified on the respective Schedule until either Lessee or Lessor provide the other party with at least ninety (90) days written notice of their desire to terminate the agreement.

(c) This Master Agreement and the Lease constitute the entire and only agreement between Lessee and Lessor with respect to the lease of the Equipment, and the parties have only those rights and have incurred only those obligations as specifically set forth herein. The covenants, conditions, terms and provisions may not be waived or modified orally and shall supersede all previous proposals, both oral and written, negotiations, representations, commitments or agreements between the parties. The Lease may not be amended or discharged except by a subsequent written agreement entered into by duly authorized representatives of Lessor and Lessee. A photocopy or facsimile or scanned reproduction of an original signature of a party to this Agreement shall bind that party to the terms, conditions and covenants of the Agreement as if it were the original.

______________________                    LESSEE INITIALS

(d) All notices, consents or requests desired or required to be given under the Lease shall be in writing and shall be delivered in person or sent by certified mail, return, receipt requested, or by courier service to the address of the other party set forth in the introduction of this Master Agreement or to such other address as such party shall have designated by proper notice.

(e) Each Schedule shall be executed with one original. To the extent, if any, that a Schedule constitutes chattel paper (as such term is defined in the Uniform Commercial Code) a security interest in the Schedule may only be created through the transfer or possession of the Schedule marked “Original”. This Master Agreement, in the form of a photocopy, is Exhibit A to the Schedule and is not chattel paper by itself.

(f) Section headings are for convenience only and shall not be construed as part of the Lease.

(g) It is expressly understood that all of the Equipment shall be and remain personal property, notwithstanding the manner in which the same may be attached or affixed to realty, and, upon Lessor's request, Lessee shall secure from its mortgagee, landlord or owner of the premises a waiver in form and substance reasonably satisfactory to Lessor.
(h) Lessor may upon written notice to Lessee advise Lessee that certain Items supplied to Lessee are leased to Lessor and supplied to Lessee under the Lease as a sublease. Lessee agrees to execute and deliver such acknowledgements and assignments in connection with such a Lease as are reasonably required. If, at any time during the term of the Lease, Lessor's right to lease such Equipment expires, Lessor may remove such Equipment from Lessee's premises and shall promptly provide identical substitute Equipment. All expenses of such substitution, including de-installation, installation and transportation expenses, shall be borne by Lessor.

(i) Prior to the delivery of any Item, the obligations of Lessor hereunder shall be suspended to the extent that it is hindered or prevented from complying therewith because of: labor disturbances, including strikes and lockouts; acts of God; fires; storms; accidents; failure to deliver any Item; governmental regulations or interferences or any cause whatsoever not within the sole control of Lessor.

(j) Lessee hereby acknowledges and agrees that it has had a full and fair opportunity to read each of the terms and conditions of this Master Agreement, specifically Sections 2, 16 and 19, and that Lessee fully understands the terms and conditions herein, having had the opportunity to consult with an attorney of its own choosing prior to executing this Master Agreement and any related documents.

______________________                    LESSEE INITIALS

(k) Any provision of this Master Agreement or any Schedule prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Master Agreement and such Schedule.

(l) In the event the Equipment includes software (which Lessee agrees shall include all documentation, later versions, updates, upgrades, and modifications) (herein “Software”), the following shall apply: (i) Lessee shall possess and use the Software in accordance with the terms and conditions of any license agreement (“License”) entered into with the owner/vendor of such Software and shall not breach the License (at Lessor’s request, Lessee shall provide a complete copy of the License to Lessor); (ii) Lessee agrees that Lessor shall have an interest in the License and Software arising out of its payment of the price thereof and is an assignee or third party beneficiary of the License; (iii) as due consideration of Lessor’s payment of the License and Software and for providing the Software to Lessee at a lease rate (as opposed to a debt rate), Lessee agrees that Lessor is leasing (and not financing) the Software to Lessee; (iv) except for the original price paid by Lessor, Lessee shall, at its own expense, pay promptly when due all servicing fees, maintenance fees update and upgrade costs, modification cost, and all other costs and expenses relating to the Software and maintain the License in effect during the term of the Lease; and (v) the Software shall be deemed Equipment for all purposes under the Lease.

(m) The parties agree that this is a "Finance Lease" as defined by section 2A-103(g) of the Uniform Commercial Code ("UCC"). Lessee acknowledges either (a) that Lessee has reviewed and approved any written Supply Contract (as defined by UCC 2-A-103(y)) covering the Equipment purchased from the Supplier (as defined by UCC 2A-103(x)) thereof for lease to Lessee or (b) that Lessor has informed or advised Lessee, in writing, either previously or by this Lease of the following: (i) the identity of the Supplier, (ii) that the Lessee may have rights under the Supply Contract; and (iii) that the Lessee may contact the Supplier for a description of any such rights Lessee may have under the Supply Contract.

Lessee hereby waives any and all rights and remedies granted to Lessee by Sections 303 and 508 through 522 of Articles 2A of the Uniform Commercial Code (although no such waiver shall constitute a waiver of any of Lessee’s rights or remedies against the manufacturer of the Equipment).

(n) The parties acknowledge that serial numbers and/or other identifiable information for one or more Items may be unavailable prior to execution of the applicable Schedule.  In the event a Schedule fails to indicate serial numbers or other identifiable information or incorrectly identifies serial numbers or other identifiable information, for one or more Items after execution of the applicable Schedule, Lessee expressly consents to Lessor’s unilateral amendment of the applicable Schedule to insert or correct serial numbers or other identifiable information therein.

(o) Lessee hereby authorizes and appoints Lessor and Lessor's agents and assigns as Lessee's attorney-in-fact to execute acknowledgement letters and other documents required to be executed by Lessee to effect any underwriting or perfect any security interest with regard to a Schedule.

The parties have executed this Master Lease Agreement as of the date first written above.

LESSOR:		LESSEE:
VARILEASE FINANCE, INC.		COMSTOCK MINING INC.
By:	/s/ Kristy Phillips	By:	/s/ Corrado De Gasperis
Name:	Kristy Phillips	Name:	Corrado De Gasperis
Title:	Vice President	Title:	President and CEO